EXHIBIT 99.1

Varonis Announces Fourth Quarter and Full Year 2017 Financial Results

Fourth quarter total revenues of $73.2 million, up 35% year-over-year
Full year total revenues of $217.4 million, up 32% year-over-year

NEW YORK, Feb. 12, 2018 (GLOBE NEWSWIRE) -- Varonis Systems, Inc. (Nasdaq:VRNS), a pioneer in data security and analytics, today announced results for the fourth quarter and full year ended December 31, 2017.

Yaki Faitelson, Varonis CEO, said, "2017 was a very strong year for Varonis.  Total revenues increased 32%, we achieved non-GAAP profitability and generated meaningful levels of cash flow from operations.  These results validate that our highly differentiated data security solutions are solving critical needs of organizations globally.  High profile data breaches and regulation are driving organizations to take a more data-centric approach to their security strategy. We are clearly benefiting from these secular trends, as organizations struggle to manage and secure their growing on-premises and cloud data in an increasingly complex hybrid environment that is no longer defined by a traditional perimeter. Our focus on innovation, our expanded set of product offerings and our ability to more effectively reach companies with 1,000 or more employees is driving our land and expand strategy.  We believe we are just scratching the surface on our larger market opportunity and are building a company to drive meaningful levels of growth while scaling operations to deliver increasing profit and cash flow from operations.”

Financial Highlights for the Fourth Quarter Ended December 31, 2017

Revenues:

  Total revenues were $73.2 million, up 35% compared with the fourth quarter of 2016.
  License revenues were $46.6 million, up 34% compared with the fourth quarter of 2016.
  Maintenance and services revenues were $26.6 million, up 35% compared with the year-ago period.

Operating Income:

  GAAP operating income was $6.0 million for the quarter, compared to $4.6 million in the fourth quarter of 2016.
  Non-GAAP operating income was $11.7 million for the quarter, compared to $8.1 million in the fourth quarter of 2016.

Net Income:

  GAAP net income was $5.5 million, compared to GAAP net income of $3.5 million in the fourth quarter of 2016.
  GAAP net income per diluted share was $0.18 compared to GAAP net income per diluted share of $0.12 in the fourth quarter of 2016, based on 31.1 million and 29.3 million diluted shares outstanding, respectively.
  Non-GAAP net income was $11.2 million, compared to $7.0 million in the fourth quarter of 2016.
  Non-GAAP net income per diluted share was $0.36, compared to $0.24 in the fourth quarter of 2016, based on 31.1 million and 29.3 million diluted shares outstanding, respectively.
  GAAP and non-GAAP net income for the fourth quarters of 2017 and 2016 included financial income of $0.3 million and financial expense of ($0.7) million, respectively, primarily due to foreign exchange gains and losses.

Financial Highlights for the Full Year Ended December 31, 2017

Revenues:

  Total revenues were $217.4 million, up 32% compared with 2016.
  License revenues were $123.6 million, up 33% compared with 2016.
  Maintenance and services revenues were $93.8 million, up 31% compared with 2016.

Operating Income (Loss):

  GAAP operating loss was ($13.6) million, compared to ($15.7) million in 2016.
  Non-GAAP operating income was $7.4 million, compared to a loss of ($2.5) million in 2016.

Net Income (Loss):

  GAAP net loss was ($13.7) million, compared to GAAP net loss of ($17.7) million in 2016.
  GAAP net loss per basic and diluted share was ($0.50) in 2017, compared to GAAP net loss per basic and diluted share of ($0.67) in 2016, based on 27.5 million and 26.4 million basic and diluted shares outstanding, respectively.
  Non-GAAP net income was $7.3 million, compared to non-GAAP net loss of ($4.5) million in 2016.
  Non-GAAP net income per diluted share was $0.24 in 2017, compared to non-GAAP net loss per basic and diluted share of ($0.17) in 2016, based on 30.9 million diluted shares outstanding and 26.4 million basic and diluted shares outstanding, respectively.
  The GAAP net loss and non-GAAP net income for 2017 included financial income of $2.4 million primarily due to foreign exchange gains compared to financial expense of ($0.9) million in 2016 primarily due to foreign exchange losses.

The tables at the end of this press release include a reconciliation of GAAP to non-GAAP income (loss) from operations and net income (loss) for the three months and year ended December 31, 2017 and 2016. An explanation of these measures is also included below under the heading "Non-GAAP Financial Measures."

Balance Sheet and Cash Flow:

  As of December 31, 2017, the Company had $136.6 million in cash and cash equivalents and short-term investments, compared with $113.8 million as of December 31, 2016.
  During the year ended December 31, 2017, the Company generated $16.4 million of cash from operations, compared to $7.3 million of cash from operations in 2016.

Recent Business Highlights

  For the fourth quarter of 2017, total revenues in the United States increased 28% over the prior-year period to $42.8 million, total revenues from EMEA increased 52% over the prior-year period to $26.5 million, and total revenues from Rest of World were $3.9 million.
  For the full year 2017, total revenues in the United States and EMEA both increased 34% over the prior year to $134.4 million and to $70.1 million, respectively. Total revenues from Rest of World were $12.8 million.
  Generated 56% of license and first year maintenance revenues from new customers and 44% from existing customers in the fourth quarter of 2017, compared to 57% and 43%, respectively, in the prior-year period.  Generated 54% of license and first year maintenance revenues from new customers and 46% from existing customers in the full year 2017, compared to 58% and 42%, respectively, in the full year 2016.
  Added 331 new customers during the fourth quarter of 2017 and ended the year with approximately 6,250 customers in more than 75 countries, compared with approximately 5,350 customers in more than 70 countries at the end of 2016.
  As of December 31, 2017, 52% of customers had purchased two or more product families, up from 48% as of December 31, 2016.
  Recognized as a Finalist in SC Magazine 2018 Awards in the following categories: Best Enterprise Security Solution, Best Regulatory Compliance Solution and Best Customer Service.
  A recent independent survey indicated that data theft and data loss were cited as top concerns for organizations in 2018, with nearly half (45%) of IT professionals bracing for a cyberattack. The survey also revealed that more than half (57%) of IT professionals are concerned about being GDPR compliant by the May 25, 2018 deadline. 56% of the respondents believe that the right to erasure/“to be forgotten” poses the greatest challenge in meeting the GDPR, followed by implementing data protection by design. The survey, which polled 500 IT decision makers from organizations with 1,000+ employees in the U.S. and Europe, was commissioned by Varonis and conducted by Survey Sampling International from September 28 to October 6, 2017.

Financial Outlook

The Company’s financial outlook reflects the adoption of ASC 606, effective January 1, 2018, using the full retrospective method. The Company expects the adoption will have no material impact on its revenues and operating profitability metrics.

Due to the appreciation of the New Israeli Shekel against the U.S. Dollar, the Company expects its operating expenses, mainly those related to research and development, to be negatively impacted by this foreign currency movement in 2018 compared to 2017. For both the first quarter and full year 2018, we expect this impact to be approximately 300 basis points to our non-GAAP operating margin.

For the first quarter of 2018, the Company expects revenues in the range of $49.2 million to $50.0 million, representing 24% to 26% year-over-year growth. The Company anticipates first quarter 2018 non-GAAP operating loss in the range of ($8.6) million to ($8.2) million and non-GAAP net loss per basic and diluted share in the range of ($0.32) to ($0.31), based on a tax provision of $400,000 to $600,000 and 28.3 million basic and diluted shares outstanding. Expectations of non-GAAP operating loss and non-GAAP net loss per basic and diluted share exclude stock-based compensation expense and payroll tax expense related to stock-based compensation.

For the full year 2018, the Company expects revenues in the range of $260.0 million to $264.5 million, representing 21% to 23% year-over-year growth. The Company anticipates full year 2018 non-GAAP operating income of $1.5 million to $4.0 million and non-GAAP net loss per basic and diluted share in the range of ($0.04) to non-GAAP net income per diluted share of $0.02.  This is based on a tax provision of $2.7 million to $3.2 million and 28.6 million basic and diluted shares outstanding and 32.2 million diluted shares outstanding. Expectations of non-GAAP operating income and non-GAAP net income (loss) per basic and diluted share exclude stock-based compensation expense and payroll tax expense related to stock-based compensation.

The tables at the end of this press release include a reconciliation of ASC 605 to ASC 606 for the first quarter 2017 and full year 2017.

Conference Call and Webcast

Varonis will host a conference call today, February 12, 2018, at 5:00 p.m., Eastern Time, to discuss the Company's fourth quarter 2017 financial results, current financial guidance and other corporate developments.  To access this call, dial 877-425-9470 (domestic) or 201-389-0878 (international).  The passcode is 13675180. A replay of this conference call will be available through February 19, 2018 at 844-512-2921 (domestic) or 412-317-6671 (international).  The replay passcode is 13675180.  A live webcast of this conference call will be available on the "Investors" page of the Company's website (www.varonis.com), and a replay will be archived on the website as well.

Non-GAAP Financial Measures

Varonis believes that the use of non-GAAP operating income (loss) and non-GAAP net income (loss) is helpful to our investors. These measures, which the Company refers to as our non-GAAP financial measures, are not prepared in accordance with GAAP.

For the three months and year ended December 31, 2017 and 2016, non-GAAP operating income (loss) is calculated as operating income (loss) excluding (i) stock-based compensation expense and (ii) payroll tax expense related to stock-based compensation.

For the three months and year ended December 31, 2017 and 2016, non-GAAP net income (loss) is calculated as net income (loss) excluding (i) stock-based compensation expense and (ii) payroll tax expense related to stock-based compensation.

Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company's non-cash expense, the Company believes that providing non-GAAP financial measures that exclude stock-based compensation expense allow for more meaningful comparisons between our operating results from period to period. In addition, the Company excludes payroll tax expense related to stock-based compensation expense because, without excluding these tax expenses, investors would not see the full effect that excluding stock-based compensation expense had on our operating results. These expenses are tied to the exercise or vesting of underlying equity awards and the price of our common stock at the time of vesting or exercise, which factors may vary from period to period independent of the operating performance of our business. Similar to stock-based compensation expense, the Company believes that excluding this payroll tax expense provides investors and management with greater visibility to the underlying performance of our business operations and facilitates comparison with other periods as well as the results of other companies.

Each of our non-GAAP financial measures is an important tool for financial and operational decision making and for evaluating our own operating results over different periods of time. The non-GAAP financial data are not measures of our financial performance under U.S. GAAP and should not be considered as alternatives to operating income (loss) or net income (loss) or any other performance measures derived in accordance with GAAP. Non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. In addition, there are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies and exclude expenses that may have a material impact on our reported financial results. Further, stock-based compensation expense and payroll tax expense related to stock-based compensation have been, and will continue to be for the foreseeable future, significant recurring expenses in our business and an important part of the compensation provided to our employees. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. Varonis urges investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measures to evaluate our business.

Forward-Looking Statements

This press release contains, and statements made during the above referenced conference call will contain, "forward-looking" statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including regarding the Company's growth rate and its expectations regarding future revenues, operating income or loss or earnings or loss per share. These statements are not guarantees of future performance, but are based on management's expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: risks associated with anticipated growth in Varonis' addressable market; competitive factors, including increased sales cycle time, changes in the competitive environment, pricing changes and increased competition; the risk that Varonis may not be able to attract or retain employees, including sales personnel and engineers; Varonis' ability to build and expand its direct sales efforts and reseller distribution channels; general economic and industry conditions, including expenditure trends for data security solutions; risks associated with the closing of large transactions, including Varonis' ability to close large transactions consistently on a quarterly basis; new product introductions and Varonis' ability to develop and deliver innovative products; risks associated with international operations; and Varonis' ability to provide high-quality service and support offerings. These and other important risk factors are described more fully in Varonis' reports and other documents filed with the Securities and Exchange Commission and could cause actual results to vary from expectations. All information provided in this press release and in the conference call is as of the date hereof, and Varonis undertakes no duty to update or revise this information, whether as a result of new information, new developments or otherwise, except as required by law.

To find out more about Varonis, visit www.varonis.com

About Varonis

Varonis is a pioneer in data security and analytics, fighting a different battle than conventional cybersecurity companies. Varonis focuses on protecting enterprise data: sensitive files and emails; confidential customer, patient and employee data; financial records; strategic and product plans; and other intellectual property. The Varonis Data Security Platform detects insider threats and cyberattacks by analyzing data, account activity and user behavior; prevents and limits disaster by locking down sensitive and stale data; and efficiently sustains a secure state with automation. With a focus on data security, Varonis serves a variety of use cases, including governance, compliance, classification and threat analytics. Varonis started operations in 2005 and, as of December 31, 2017, had approximately 6,250 customers worldwide - comprised of industry leaders in many sectors including financial services, healthcare, public, industrial, insurance, energy and utilities, consumer and retail, education, media and entertainment and technology.

Investor Relations Contact:
Yun Kim
Varonis Systems, Inc.
646-640-2149
Email: kimy@varonis.com

News Media Contact:
Rachel Hunt
Varonis Systems, Inc.
877-292-8767 (ext. 4247)
Email: rhunt@varonis.com

Mia Damiano
Merritt Group
703-390-1502
Email: damiano@merrittgrp.com

Varonis Systems, Inc.
Consolidated Statements of Operations
(in thousands, except for share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	Unaudited		Unaudited
Revenues:
Licenses	$46,626	$34,696	$123,610	$92,873
Maintenance and services	26,583	19,713	93,754	71,583
Total revenues	73,209	54,409	217,364	164,456

Cost of revenues	5,887	4,510	20,873	15,843

Gross profit	67,322	49,899	196,491	148,613

Operating costs and expenses:
Research and development	13,559	9,627	47,369	36,660
Sales and marketing	39,723	30,212	135,896	107,825
General and administrative	8,017	5,449	26,823	19,822
Total operating expenses	61,299	45,288	210,088	164,307

Operating income (loss)	6,023	4,611	(13,597)	(15,694)

Financial income (expenses), net	321	(739)	2,362	(885)

Income (loss) before income taxes	6,344	3,872	(11,235)	(16,579)

Income taxes	(810)	(350)	(2,459)	(1,131)

Net income (loss)	$5,534	$3,522	$(13,694)	$(17,710)

Net income (loss) per share of common stock
Basic	$0.20	$0.13	$(0.50)	$(0.67)
Diluted	$0.18	$0.12	$(0.50)	$(0.67)

Weighted average number of shares used in computing net income (loss) per share of common stock
Basic	27,987,216	26,737,557	27,467,440	26,406,312
Diluted	31,121,806	29,319,879	27,467,440	26,406,312

Stock-based compensation expense for the three and twelve months ended December 31, 2017 and 2016 is included in the Consolidated Statements of Operations as follows (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	Unaudited		Unaudited

Cost of revenues	$295	$195	$1,078	$699
Research and development	1,404	789	5,209	3,052
Sales and marketing	2,265	1,688	8,542	6,104
General and administrative	1,426	811	5,006	3,083
	$5,390	$3,483	$19,835	$12,938

Payroll tax expense related to stock-based compensation for the three and twelve months ended December 31, 2017 and 2016 is included in the Consolidated Statements of Operations as follows (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	Unaudited		Unaudited

Cost of revenues	$21	$2	$91	$26
Research and development	12	9	67	28
Sales and marketing	243	15	941	178
General and administrative	8	2	59	27
	$284	$28	$1,158	$259

Varonis Systems, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2017	2016
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$56,689	$48,315
Short-term investments	79,868	65,493
Trade receivables, net	75,596	53,861
Prepaid expenses and other current assets	7,130	3,650
Total current assets	219,283	171,319

Long-term assets:
Other assets	973	609
Property and equipment, net	11,896	9,910
Total long-term assets	12,869	10,519

Total assets	$232,152	$181,838

Liabilities and stockholders' equity
Current liabilities:
Trade payables	$635	$1,288
Accrued expenses and other short term liabilities	42,453	28,479
Deferred revenues	73,891	58,478
Total current liabilities	116,979	88,245

Long-term liabilities:
Deferred revenues	7,034	3,562
Other liabilities	6,561	7,292
Total long-term liabilities	13,595	10,854

Stockholders' equity:
Common stock	28	27
Accumulated other comprehensive income (loss)	136	(479)
Additional paid-in capital	223,868	189,335
Accumulated deficit	(122,454)	(106,144)
Total stockholders' equity	101,578	82,739
Total liabilities and stockholders' equity	$232,152	$181,838

Varonis Systems, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended December 31,
	2017	2016
	Unaudited
Cash flows from operating activities:
Net loss	$(13,694)	$(17,710)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	3,328	2,180
Stock-based compensation	19,835	12,938
Capital gain from disposal of fixed assets	(20)	(2)
Changes in assets and liabilities:
Trade receivables	(21,735)	(6,425)
Prepaid expenses and other current assets	(3,317)	(1,028)
Trade payables	(653)	(1,324)
Accrued expenses and other short term liabilities	14,453	5,302
Deferred revenues	18,885	13,269
Other long term liabilities	(731)	147
Net cash provided by operating activities	16,351	7,347

Cash flows from investing activities:
Increase in short-term investments	(14,402)	(8,390)
Increase in long-term deposits	(305)	(111)
Proceeds from sale of property and equipment	20	2
Purchase of property and equipment	(5,314)	(3,825)
Net cash used in investing activities	(20,001)	(12,324)

Cash flows from financing activities:
Proceeds from employee stock plans, net	12,083	4,072
Net cash provided by financing activities	12,083	4,072

Increase (decrease) in cash, cash equivalents and restricted cash	8,433	(905)
Cash, cash equivalents and restricted cash at beginning of period	48,803	49,708
Cash, cash equivalents and restricted cash at end of period	$57,236	$48,803

Varonis Systems, Inc.
Reconciliation of GAAP Measures to non-GAAP
(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	Unaudited		Unaudited
Reconciliation to non-GAAP income (loss) from operations:

GAAP operating income (loss)	$6,023	$4,611	$(13,597)	$(15,694)

Add back:
Stock-based compensation expense	5,390	3,483	19,835	12,938
Payroll tax expenses related to stock-based compensation	284	28	1,158	259

Non-GAAP operating income (loss)	$11,697	$8,122	$7,396	$(2,497)

Reconciliation to non-GAAP net income (loss):

GAAP net income (loss)	$5,534	$3,522	$(13,694)	$(17,710)

Add back:
Stock-based compensation expense	5,390	3,483	19,835	12,938
Payroll tax expenses related to stock-based compensation	284	28	1,158	259

Non-GAAP net income (loss)	$11,208	$7,033	$7,299	$(4,513)

Non-GAAP net income (loss) per common share - basic	$0.40	$0.26	$0.27	$(0.17)
Non-GAAP net income (loss) per common share - diluted	$0.36	$0.24	$0.24	$(0.17)
GAAP net loss per common share - basic	$0.20	$0.13	$(0.50)	$(0.67)
GAAP net income (loss) per common share - diluted	$0.18	$0.12	$(0.50)	$(0.67)

Non-GAAP weighted average number of common shares outstanding - basic	27,987,216	26,737,557	27,467,440	26,406,312
Non-GAAP weighted average number of common shares outstanding - diluted	31,121,806	29,319,879	30,854,436	26,406,312
GAAP weighted average number of common shares outstanding - basic	27,987,216	26,737,557	27,467,440	26,406,312
GAAP weighted average number of common shares outstanding - diluted	31,121,806	29,319,879	27,467,440	26,406,312

Unaudited total revenues and expenses for the three months ended March 31, 2017 and twelve months ended December 31, 2017 restated to reflect the adoption of ASC 606 (in thousands):

	Three Months Ended March 31, 2017 (Unaudited)
	As Reported (605)	Adjustments	Restated for Adoption of ASC 606

Total revenues	$40,380	$(787)	$39,593
Total expenses	51,405	120	51,525
Operating loss	$(11,025)	$(907)	$(11,932)

	Twelve Months Ended December 31, 2017 (Unaudited)
	As Reported (605)	Adjustments	Restated for Adoption of ASC 606

Total revenues	$217,364	$(1,974)	$215,390
Total expenses	230,961	(2,152)	228,809
Operating loss	$(13,597)	$178	$(13,419)